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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ________)*




                             First Israel Fund Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    32063L100
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                                 (CUSIP Number)

                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|  Rule 13d-1(b)
                  |_|  Rule 13d-1(c)
                  |_|  Rule 13d-1(d)

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  32063L100                   13G                     Page 2 of 8 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    CITY OF LONDON INVESTMENT GROUP PLC, a company incorporated under the laws of England & Wales
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_].
                                                      (b) [_].

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    GREAT BRITAIN
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                                 5.       SOLE VOTING POWER
                                          791,909

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        791,909
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    791,909
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    18.59%
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12. TYPE OF REPORTING PERSON*

    HC
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No.  32063L100                   13G                     Page 3 of 8 Pages
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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED, a company incorporated under the laws of England & Wales
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [_].
                                                      (b) [_].

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    GREAT BRITAIN
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                                 5.       SOLE VOTING POWER
                                          755,809

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        755,809
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    755,809
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    17.74%
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12. TYPE OF REPORTING PERSON*

    IA
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No.  32063L100                   13G                     Page 4 of 8 Pages
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ITEM 1(A).  NAME OF ISSUER:

            First Israel Fund Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Credit Suisse Asset Management
            466 Lexington Avenue
            New York
            N.Y. 10017

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by The Emerging World Fund, Global Emerging Markets Country Fund, Investable Emerging Markets Country Fund, GFM (Institutional) Emerging Markets Country Fund and Global Optimization Fondo de Inversion Internacional (collectively, the "Funds") and two segregated accounts to which CLIM provides investment advisory services (the "Accounts")

            (i) City of London Investment Group PLC ("CLIG"), the parent holding company of (a) City of London Investment Management Company Limited ("CLIM"), which acts as an investment advisory services to segregated accounts and various public and private investment funds (the Funds) with the exception of Global Optimization Fondo de Inversion Internacional ("Global"), and (b) City of London Quantitative Management Limited ("CLQM"), which acts as an investment adviser to Global, and

            (ii) CLIM, a wholly owned subsidiary of CLIG and the investment adviser to the Funds other than Global. The shares of common stock of the Issuer owned by Global are not included in the statement for CLIM.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for CLIG and CLIM:

            10 Eastcheap
            London EC3M 1LX
            England

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CUSIP No.  32063L100                   13G                     Page 5 of 8 Pages
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ITEM 2(C).  CITIZENSHIP:

            CLIG - Great Britain

            CLIM - Great Britain

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share

ITEM 2(E).  CUSIP NUMBER:

            32063L100

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under Section 15 of the Act (15
                    U.S.C. 78o).

            (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c).

            (c) |_| Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) |X| An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E) (for CLIM);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

            (g) |X| A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G) (for CLIG);

            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No.  32063L100                   13G                     Page 6 of 8 Pages
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ITEM 4.     OWNERSHIP.

            For CLIG:

            (a) Amount beneficially owned:

                791,909

            (b) Percent of class:

                18.59%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote : 791,909

               (ii) Shared power to vote or to direct the vote : 0

              (iii) Sole power to dispose or to direct the disposition
                    of : 791,909

               (iv) Shared power to dispose or to direct the disposition of : 0

            For CLIM:

            (a) Amount beneficially owned:

                755,809

            (b) Percent of class:

                17.74%

            (c) Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote : 755,809

               (ii) Shared power to vote or to direct the vote : 0

              (iii) Sole power to dispose or to direct the disposition
                    of : 755,809

               (iv) Shared power to dispose or to direct the disposition of : 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

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CUSIP No.  32063L100                   13G                     Page 7 of 8 Pages
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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            CLIG, as the parent holding company of CLIM and CLQM, and CLIM and CLQM, as investment advisers to the Accounts and the Funds, have the power to direct the dividends from, or the proceeds of the sale of the shares owned by the Funds. Each of the Accounts and Funds owns less than 5% of the shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            CLIG is the parent holding company of CLIM. See also Item 3.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.  32063L100                   13G                     Page 8 of 8 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         The reporting persons agree that this statement is filed on behalf of each of them.




Dated:      March 05, 2004



                                         CITY OF LONDON INVESTMENT GROUP PLC


                                         By: /s/ Barry M. Olliff
                                            ---------------------------------
                                             Name: Barry M. Olliff
                                             Title: Director



                                         CITY OF LONDON INVESTMENT MANAGEMENT
                                         COMPANY LIMITED


                                         By: /s/ Barry M. Olliff
                                            ---------------------------------
                                             Name: Barry M. Olliff
                                             Title: Director